Exhibit 10.11

TEXAS INDUSTRIES, INC.

ANNUAL INCENTIVE PLAN

adopted pursuant to the

Master Performance-Based Incentive Plan

This Annual Incentive Plan is adopted by the Compensation Committee of the Board of Directors pursuant to the Texas Industries, Inc. Master Performance-Based Incentive Plan (“Master Incentive Plan”). This Annual Incentive Plan is subject to all of the terms and conditions of the Master Incentive Plan. Terms not defined in this Annual Incentive Plan have the same meanings as in the Master Incentive Plan. Amendments and exceptions to this Annual Incentive Plan may be made only in the manner provided in the Master Incentive Plan.

A.	Performance Period

Fiscal year 2009

B.	Component Plans and Participants

NOTE: Because significant operational coordination between the Central and Western Regions is required during FY2009, financial returns for both regions will be combined into a single financial return. As a result, both regions will be measured against the same overall goals. This approach will be reviewed again before FY2010 goals are established.

This Annual Incentive Plan is comprised of the following component plans:

Regional Plans:

Central Region Plan–Participants are managers of each facility or operation in the region comprised of Texas, Oklahoma, Louisiana and any state other than those in the Western Region, and other Employees in such region who are not included in the TXI Plan or another incentive plan (such as an operations/production plan or a sales plan).

Western Region Plan–Participants are managers of each facility or operation in the region comprised of California and Colorado, and other Employees in such region who are not included in the TXI Plan or another incentive plan (such as an operations/production plan or a sales plan).

TXI Plan:

Participants are the President and CEO, Vice Presidents, other Officers, Employees in staff functions (Information Services, Legal,

Environmental, Human Resources, Real Estate (i.e., Brookhollow entities), Controller, Financial Services, Treasury, etc.) and Employees in operating functions that cover more than one region

C.	Return on Equity Objective

The Company has established an objective of having, over time, an average return on equity (“ROE”) at least 25% better than the U. S. manufacturing industry average. The Company’s annual ROE objective is translated into a return-on-assets (“ROA”) goal, which allows Participants to use the Company’s monthly accounting of operating results to calculate progress toward goal achievement.

D.	ROA Goals

This Annual Incentive Plan establishes minimum and target ROA goals. The combined result of regional performances meeting the minimum goal should produce a ROE better than the U.S. manufacturing industry annual average of 12%.

E.	ROA Calculations

ROA for a region is calculated by dividing Performance Period operating profit for the region (earnings before corporate overhead, interest and taxes) by the average book value of the adjusted operating assets of the region (which is then expressed as a percentage by multiplying the result by 100).

The average book value of the adjusted operating assets of a region is determined by averaging the book values of the adjusted operating assets at the beginning of the Performance Period and the end of each fiscal quarter in the Performance Period. If significant assets are added or removed during a quarter, the book value at the end of such quarter will be adjusted by prorating the new or removed assets based on the time operated during such quarter.

Profits and losses considered to be extraordinary (e.g., the sale of a major operating facility) will not be included in the ROA calculation. The Administrative Committee will make the decision whether an asset is significant or profits and losses are extraordinary.

Operating profit and assets are adjusted in order to treat assets on operating leases as owned assets. All ROA calculations include the costs of incentive Awards (i.e., the Award costs for a region will be included in the ROA calculation for that region).

The “COMBINED ROA” is the sum of the achieved weighted regional ROAs, where each regional ROA is pro-rated by the book value of such region’s adjusted assets (as calculated in this Section E) as a percent of the sum of the book values of the adjusted assets of all regions.

F.	Participant Eligibility Levels

PARTICIPANT ELIGIBILITY LEVEL A

•	Non-exempt employees

PARTICIPANT ELIGIBILITY LEVEL B

•	Exempt non-supervisory employees.

PARTICIPANT ELIGIBILITY LEVEL C

•	Supervisory positions in Salary Grades 11 or below.

•	Exempt Employees in Salary Grades 10 or above reporting directly to a Vice President.

PARTICIPANT ELIGIBILITY LEVEL D

•	All employees in Salary Grades 12 or above.

PARTICIPANT ELIGIBILITY LEVEL E

•	All officers of TXI excluding the President/CEO

PARTICIPANT ELIGIBILITY LEVEL F

•	President/CEO

G.	Base Award Percentage Schedule

The COMBINED ROA achieved determines the BASE AWARD PERCENTAGE for all Participants in the Regional Plans and the TXI Plan:

BASE AWARD PERCENTAGE SCHEDULE

BASE AWARD PERCENTAGE	COMBINED ROA % *
6 **	15.0
8	16.5
10 ***	18.0
12	19.0
14	20.0
16	21.0
18	22.0
20	23.0
22	24.0
24	25.0
26	26.0

*	For achievement above those listed, add 2% to the BASE AWARD PERCENTAGE for each 1% increase in a COMBINED ROA.

**	Minimum Goal

***	Company Objective

H.	Award Calculation

A Participant’s Award amount is determined as follows:

•	A Participant’s eligibility level (defined in Section F) determines the AWARD MULTIPLIER shown below:

Participant Eligibility Level	AWARD MULTIPLIER
A	1.0
B	1.5
C	2.0
D	2.5
E	3.0
F	4.0

•	The TOTAL AWARD PERCENTAGE is calculated by multiplying the Participant’s BASE AWARD PERCENTAGE (defined in Section G) by the his or her AWARD MULTIPLIER

•

The Award amount is the TOTAL AWARD PERCENTAGE multiplied by the Participant’s regular earnings (including overtime, but excluding earnings from incentive payments and Awards) for the Performance Period.

I.	Other Incentive Plans

Operations/Production Plans and Sales Plans are described in this document to provide the authority for management to develop individual incentive plans that will provide all eligible employees an opportunity to participate in an incentive plan. There are approximately 25 such plans in any Fiscal Year. The specific terms of such plans are contained in separate documents, but generally have the following characteristics.

OPERATIONS/PRODUCTION PLANS

Operations or production plans cover individual plant and operating areas whose performance can be more directly influenced by employees. Participation in these plans can vary year-to-year and generally will include employees who are directly involved in the production process with the exception of Plant/Operation Managers.

Production plan objectives contribute to regional plan goals but are not tied directly to their ROA achievement. These plans are tailored to local needs and pay for improvement or above average performance. Plans may vary in goal achievement, timing of awards (weekly, monthly, quarterly, or annually), objectives and award amounts. Base award amounts can vary from 5% to 15% although they are expected to average 5% over time.

SALES PLANS

Sales plans cover business units where individual performance can be more directly influenced by employees. Participation in these plans can vary year-to-year and generally will include sales, marketing, customer relations, and/or administrative support employees directly involved in the sales process.

Sales plan objectives contribute to regional plan goals. These plans are tailored to business unit markets and pay for improvement or above average performance. Plans may vary in goal achievement, timing of awards (quarterly or annually), objectives and award amounts. Base award amounts can vary from 10% to 25% depending on the participant level similar to the TXI and Regional Plans.